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                                                                     EXHIBIT 3.5

                           CERTIFICATE OF AMENDMENT
                                      OF
                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                              OF ASTROPOWER, INC.

                        Pursuant to Section 242 of the
                       Delaware General Corporation Law

     AstroPower, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation law of the State of Delaware, does hereby certify as follows:

     At a meeting of the Board of Directors of the Corporation a resolution was duly adopted, setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment at a meeting called and held in accordance with Sections 222 and 242 of the Delaware General Corporation Law. The resolutions setting forth the amendment is as follows:

               RESOLVED: That the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation relating to the total number of shares of stock which this Corporation shall have authority to issue be and hereby is deleted and the following Article IV is inserted in lieu thereof:

               1. Total Number of Shares of Stock. The total number of shares of stock of all classes that the Corporation shall have authority to issue is 55,000,000 shares, consisting of (a)50,000,000 shares of Common Stock, of the par value of $.01 each (the "Common Stock") and (b) 5,000,000 shares of Preferred Stock of the par value of $.01 each (the "Preferred Stock").

     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President and attested by its Secretary this 15th day of June, 2000.


                                             ASTROPOWER, INC.


                                             By:______________________________
                                                Allen M. Barnett, President

ATTEST:


____________________________
Thomas J. Stiner, Secretary